Exhibit 99.1

Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL APPROVES  INCREASE IN
 STOCK REPURCHASE PLAN
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Repurchase authorization increased from 850,000 to 1,200,000 shares

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HAUPPAUGE, NY – August  6, 2007 - Hauppauge Digital, Inc. (NASDAQ: HAUP) announced today that the Board of Directors has authorized an increase in the number of shares which can be repurchased under the Company’s stock repurchase plan.

The Company’s stock repurchase plan, initiated November 8, 1996 and extended by the Company’s Board of Directors on December 17, 1997, authorized the Company to repurchase up to 850,000 shares of the Company stock . At the Company’s August 3, 2007 Board Meeting, the Company’s Board of Directors approved an increase in the number of shares which can be repurchased under the plan to 1,200,000.  There is no time limit on this repurchase plan.

The shares may be repurchased in the open market or through privately negotiated transactions The amount and timing of any stock repurchases will depend on various factors, such as management's assessment of  the Company's capital structure and liquidity, the market price of the common stock compared to management's assessment of the stock's underlying value, and applicable regulatory, legal and accounting factors.

The Company also noted that from  the middle of June 2007  through August 3, 2007,  the Company has repurchased 50,000 shares at a cost of approximately $255,600.  The Company has now repurchased 657,547 shares under the plan.

Chief Financial Officer Gerald Tucciarone stated “In light of the Company’s financial growth since this plan was launched in 1996, it was appropriate at this time for the Company to increase the number of shares which can be repurchased.”

Exhibit 99.1

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe Sarl subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.